Exhibit 99.1

Helmerich & Payne, Inc. Announces the Appointment of New Director

TULSA, Okla., June 5, 2019 (BUSINESS WIRE) — Helmerich & Payne, Inc. (NYSE:HP) today announced that Mary M. VanDeWeghe was appointed to the Company’s Board of Directors effective June 5, 2019.  With Ms. VanDeWeghe’s appointment, Helmerich & Payne’s Board has expanded to include 11 members.

Ms. VanDeWeghe is currently the Chief Executive Officer and President of Forte Consulting Inc., a financial and management consulting firm.  Previously, she served as Senior Vice President of Finance for Lockheed Martin Corporation, and held positions in corporate finance, capital markets and general management at J.P. Morgan, where she rose to the rank of Managing Director. She also previously was a finance professor at the business schools at Georgetown University and the University of Maryland.  Ms. VanDeWeghe currently serves on the boards of directors of Principal Funds, Inc., a global asset management organization, and Denbury Resources Inc., an independent oil and natural gas company with operations focused in the Gulf Coast and Rocky Mountain regions. She previously has served on the boards of directors for Brown Advisory from 2003-2018, B/E Aerospace, Inc. from 2014-2017, W.P. Carey Inc. from 2014-2017, and Nalco Holding Company (and its successor Ecolab Inc.) from 2009-2014.

Company Chairman, Hans Helmerich commented, “We are pleased to add Meg to the Company’s Board and look forward to her contributions.  We believe that her extensive business experience developed through executive responsibilities, consulting assignments and board positions, and her finance expertise gained through capital markets and corporate finance experiences will enable her to provide valuable insight and guidance to the Board and the Company.”

About Helmerich & Payne, Inc.:

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. For more information, visit www.hpinc.com.

Contact:  Dave Wilson, Director of Investor Relations

investor.relations@hpinc.com

(918) 588-5190